Gasco
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Energy

For Release at 9:00 AM EST on Thursday, January 5, 2006
                     GASCO ENERGY PROVIDES OPERATIONS UPDATE

         FOURTH QUARTER NET PRODUCTION UP 52% OVER THIRD QUARTER OF 2005
                    AND UP 466% OVER FOURTH QUARTER OF 2004;
                     2005 NET PRODUCTION UP 213% OVER 2004;
              FOURTH RIG SCHEDULED TO DRILL IN SECOND QUARTER 2006;
              FIFTH RIG SCHEDULED TO BE DELIVERED IN DECEMBER 2006;
                          THIRD 10-WELL BUNDLE APPROVED

DENVER - (PR Newswire) - January 5, 2006 - Gasco Energy, Inc. (AMEX: GSX) today provided an interim operations update on its Riverbend Project in Utah's Uinta Basin.

Record Quarterly and Annual Production
Estimated  cumulative net production for the quarter ended December 31, 2005 was
744.4 million cubic feet equivalent (MMcfe), an increase of 52% over third quarter 2005 production of 489.3 MMcfe, and 466% above fourth quarter 2004's production of 131.5 MMcfe. Estimated cumulative net production for the year-ended December 31, 2005 was 1,681.0 MMcfe, an increase of 213% over full-year 2004 production of 536.4 MMcfe. Net production increases are attributed to the completion of new wells and to a higher average working interest in those wells partially offset by normal production declines in existing wells.

Fourth quarter 2005 gross production increased 17% to 1,454.0 MMcfe over gross production of 1,238.6 MMcfe for the third quarter of 2005. Gasco's exit rate at year-end 2005 was approximately 10 MMcfe per day net.

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Gasco Energy Net Production Detail
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                                    Three months                      Three months                     Full-year
                                        ended                            ended                            ended
                                        -----                            -----                            -----
                                  Dec.31,*   Sept. 30,              Dec.31,*   Dec.31,              Dec.31,*   Dec.31,
                                  2005        2005      % Change     2005       2004      % Change    2005       2004   % Change
                                 ------       ----        ------    -----       ----       -------    ----       ----    ------
Natural Gas / MMcf                717.0       473.2        52%       717.0      127.7       461%      1,615.5    506.0     219%
Oil / MBbls                        4.6         2.7         70%        4.6        0.9        411%       10.9       5.1      114%
Natural Gas Equivalents / MMcfe   744.4       489.3        52%       744.4      131.5       466%      1,681.0    536.4     213%
------------------------------------------- ----------- ----------- --------- ---------- ----------- ---------- --------- ----------

*Includes preliminary production estimates for the fourth quarter and full year

Drilling Activity
During the fourth quarter of 2005, Gasco spudded five gross wells (3.8 net) and reached total depth on six gross wells (4.6 net). For the full year of 2005, Gasco spudded 21 gross wells (14.9 net) and reached total depth on 20 gross wells (13.7 net). The Company continues to run three drilling rigs on its Riverbend project.

Completion Activity
Gasco conducted initial completion operations on five wells and re-entered three wells to complete behind-pipe pay zones during the fourth quarter of 2005. At December 31, 2005, Gasco had 41 gross wells on production. For 2005, the Company conducted initial completion operations on 21 wells and re-entered 12 well bores to complete behind-pipe pay. The total number of wells drilled and completed in 2005 was in line with previous Company guidance for the full year.

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Gasco Contracts Two Additional Drilling Rigs
Gasco converted two of its three rigs currently drilling from well-to-well contracts to two-year term contracts. The third rig will continue to operate on a well-to-well basis. Gasco also recently entered into a three-year contract for a fourth drilling rig. The rig is scheduled to be moved on location in Gasco's Riverbend Project to begin drilling early in the second quarter 2006. With the addition of this rig, there will be four rigs drilling for natural gas in the Riverbend Project.

Gasco also entered into a three-year contract for a new-build rig. Delivery to its first well location is scheduled for December 2006 and will mark the fifth rig to be drilling for Gasco in Utah.

Services Parties' Agreement Third Bundle Approved
Gasco further announced today that the third 10-well bundle in the Service Parties' JVEA has been approved by Gasco and its partners. The original Service Parties' JVEA was entered into on January 20, 2004 with a group of industry providers, including Schlumberger Oilfield Services, to accelerate the development of Gasco's oil and gas properties by drilling up to 50 wells in Gasco's Riverbend Project in Utah's Uinta Basin. Since the JVEA began, 20 wells have been drilled. Under the agreement, Gasco is operator and typically retains a 30% working interest in the wells. Participation in the 2006 drilling program by the Service Parties was included in the Company's previously announced plans to drill 32 gross (15 net) wells in 2006.

Wyoming
Currently, Gasco is seeking a drilling rig to drill its two previously announced Wyoming prospects. Spud dates for the wells are anticipated for the third quarter 2006 subject to rig availability. Gasco anticipates releasing additional information regarding its Wyoming prospects in connection with its participation at the North American Prospect Expo (NAPE) in Houston in the beginning of February. While Gasco prefers to have an industry partner in these wells, management is prepared to proceed with up to 100% working interest in the three wells planned for 2006.

Management Comment
Mark Erickson, Gasco's President and CEO, said: "We enter 2006 on a number of positive notes and in the best financial position in our history, when looked at from both cash flow and from cash on hand. Our record quarterly and yearly net production is indicative of the progress that the Gasco team continues to make in Riverbend. We anticipate that the addition of the recently contracted fourth and fifth rigs will lead to increasing drilling activity into 2007 which we believe will continue to grow reserves and production. The conversion of two drilling contracts to multi-year term from well-to-well contracts, along with our entry into two additional long term drilling rig contracts, should provide us with the ability to maintain Riverbend Project activity while helping to manage our exposure to rising drilling costs. We view the approval of the third bundle in the JVEA as a positive affirmation of our Riverbend Project and are pleased to continue the technical partnership we have enjoyed with industry leading service providers."

About Gasco Energy
Gasco Energy, Inc. is a Denver-based natural gas and oil exploitation and development company that focuses on natural-gas-rich prospects in the Rocky Mountain area of the United States. The Company currently is active in the Uinta Basin in Utah and controls acreage in the Greater Green River Basin of Wyoming. To learn more, visit www.gascoenergy.com.

Forward-looking statements
Certain statements set forth in this press release relate to management's future plans, objectives and expectations. Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding the Company's future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe," or "continue" or the negative thereof or similar terminology. Although any


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forward-looking  statements contained in this press release are to the knowledge or in the judgment of the officers and directors of the Company, believed to be reasonable, there can be no assurances that any of these expectations will prove
correct  or  that  any  of  the  actions   that  are  planned   will  be  taken.
Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. Some of the key factors that may cause actual results to vary from those the Company expects include inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in the Company's cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; and other risks described under "Risk Factors" in
Item 1. of the Company's 2004 Form 10-K filed with the Securities and Exchange Commission on March 16, 2005.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044

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